SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                FINAL AMENDMENT
                                (AMENDMENT NO.2)
                                       TO
                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934

                           CAI Wireless Systems, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)


                                    12476P20
                                 (CUSIP Number)

                        Resurgence Asset Management, LLC
                               10 New King Street
                                    Suite 107
                          White Plains, New York 10604
                                Attn: James Rubin
                                 (914) 288-8600
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                                  August 24, 1999
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: |_|




                               Page 1 of 26 Pages

----------------------
CUSIP No. 12476P20               SCHEDULE 13D              Page 2 of 26 Pages
----------------------

--------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James B. Rubin /1/
         Resurgence Asset Management, L.L.C.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ] (b)[ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
             NUMBER OF              7       SOLE VOTING POWER
              SHARES                        None /1/
                                    --------------------------------------------
           BENEFICIALLY             8       SHARED VOTING POWER
             OWNED BY                       None
                                    --------------------------------------------
               EACH                 9       SOLE DISPOSITIVE POWER
             REPORTING                      None /1/
                                    --------------------------------------------
              PERSON                10      SHARED DISPOSITIVE POWER
               WITH                         None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         None /1/

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         OO

--------------------------------------------------------------------------------


--------------
/1/ Mr. James B. Rubin serves as Chief Investment Officer of and is responsible for the day to day investment activities of Resurgence Asset Management, L.L.C. ("RAM"). Voting and dispositive power is exercised solely in its capacity as sole general partner and sole investment advisor of M.D. Sass Corporate Resurgence Partners, L.P. Accordingly, RAM may be deemed to share voting and dispositive power.

----------------------
CUSIP No. 12476P20               SCHEDULE 13D              Page 3 of 26 Pages
----------------------

--------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James B. Rubin /2/
         Resurgence Asset Management International, L.L.C.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ] (b)[ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
             NUMBER OF              7       SOLE VOTING POWER
              SHARES                        None /2/
                                    --------------------------------------------
           BENEFICIALLY             8       SHARED VOTING POWER
             OWNED BY                       None
                                    --------------------------------------------
               EACH                 9       SOLE DISPOSITIVE POWER
             REPORTING                      None /2/
                                    --------------------------------------------
              PERSON                10      SHARED DISPOSITIVE POWER
               WITH                         None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         None /2/

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         OO

--------------------------------------------------------------------------------


--------
/2/ Mr. James B. Rubin serves as Chief Investment Officer of and is responsible for the day to day investment activities of Resurgence Asset Management International, L.L.C. ("RAMI"). Voting and dispositive power is exercised (i) solely in its capacity as sole special shareholder of and sole investment advisor of M.D. Sass Corporate Resurgence International, Ltd. and (ii) pursuant to a Subadvisory Agreement with M.D. Sass Management, Inc. with respect to M.D. Sass Re/Enterprise International Ltd. Accordingly, in each case, RAMI may be deemed to share voting and dispositive power.

----------------------
CUSIP No. 12476P20               SCHEDULE 13D              Page 4 of 26 Pages
----------------------

--------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James B. Rubin /3/
         Re/Enterprise Asset Management, L.L.C.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ] (b)[ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
             NUMBER OF              7       SOLE VOTING POWER
              SHARES                        None /3/
                                    --------------------------------------------
           BENEFICIALLY             8       SHARED VOTING POWER
             OWNED BY                       None
                                    --------------------------------------------
               EACH                 9       SOLE DISPOSITIVE POWER
             REPORTING                      None /3/
                                    --------------------------------------------
              PERSON                10      SHARED DISPOSITIVE POWER
               WITH                         None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         None /3/

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         OO

--------------------------------------------------------------------------------

--------
/3/ Mr. James B. Rubin serves as Manager of and is responsible for the day to day investment activities of Re/Enterprise Asset Management, L.L.C. ("REAM"). Voting and dispositive power is exercised pursuant to a Subadvisory Services Agreement with M.D. Sass Management, Inc., M.D. Sass Investors Services, Inc. and M.D. Sass Associates, Inc. with respect to two employee benefit or retirement plans, M.D. Sass Re/Enterprise Partners, L.P., and M.D. Sass Re/Enterprise - II, L.P. Accordingly, REAM may be deemed to share voting and dispositive power.

----------------------
CUSIP No. 12476P20               SCHEDULE 13D              Page 5 of 26 Pages
----------------------

--------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Kingstreet Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ] (b)[ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         British Virgin Islands

--------------------------------------------------------------------------------
             NUMBER OF              7       SOLE VOTING POWER
              SHARES                        None /4/
                                    --------------------------------------------
           BENEFICIALLY             8       SHARED VOTING POWER
             OWNED BY                       None
                                    --------------------------------------------
               EACH                 9       SOLE DISPOSITIVE POWER
             REPORTING                      None /4/
                                    --------------------------------------------
              PERSON                10      SHARED DISPOSITIVE POWER
               WITH                         None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         None /4/

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO

--------------------------------------------------------------------------------

--------
/4/ Voting and dispositive power is exercised through its sole director, CTC Corporation Ltd. Kingstreet Ltd. is a wholly-owned subsidiary of The M.D. Sass Re/Enterprise International Irrevocable Trust II.

----------------------
CUSIP No. 12476P20               SCHEDULE 13D              Page 6 of 26 Pages
----------------------

--------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James B. Rubin /5/
         M.D. Sass Corporate Resurgence Partners, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ] (b)[ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
             NUMBER OF              7       SOLE VOTING POWER
              SHARES                        None /5/
                                    --------------------------------------------
           BENEFICIALLY             8       SHARED VOTING POWER
             OWNED BY                       None
                                    --------------------------------------------
               EACH                 9       SOLE DISPOSITIVE POWER
             REPORTING                      None /5/
                                    --------------------------------------------
              PERSON                10      SHARED DISPOSITIVE POWER
               WITH                         None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         None /5/

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         PN

--------------------------------------------------------------------------------


--------
/5/ Mr. James B. Rubin serves as Chief Investment Officer of and is responsible for the day to day investment activities of Resurgence Asset Management, L.L.C. ("RAM"). Voting and dispositive power is exercised through its sole general partner and sole investment advisor, RAM. Accordingly, M.D. Sass Corporate Resurgence Partners, L.P. may be deemed to share voting and dispositive power.

----------------------
CUSIP No. 12476P20               SCHEDULE 13D              Page 7 of 26 Pages
----------------------

--------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James B. Rubin /6/
         M.D. Sass Corporate Resurgence International, Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ] (b)[ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         British Virgin Islands

--------------------------------------------------------------------------------
             NUMBER OF              7       SOLE VOTING POWER
              SHARES                        None /6/
                                    --------------------------------------------
           BENEFICIALLY             8       SHARED VOTING POWER
             OWNED BY                       None
                                    --------------------------------------------
               EACH                 9       SOLE DISPOSITIVE POWER
             REPORTING                      None /6/
                                    --------------------------------------------
              PERSON                10      SHARED DISPOSITIVE POWER
               WITH                         None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         None /6/

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO

--------------------------------------------------------------------------------


--------
/6/ Mr. James B. Rubin serves as Chief Investment Officer of and is responsible for the day to day investment activities of Resurgence Asset Management International, L.L.C. ("RAMI"). Voting and dispositive power is exercised through its sole special shareholder and investment advisor, RAMI. Accordingly, M.D. Sass Corporate Resurgence International, Ltd. may be deemed to share voting and dispositive power.

----------------------
CUSIP No. 12476P20               SCHEDULE 13D              Page 8 of 26 Pages
----------------------

--------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James B. Rubin /7/
         M.D. Sass Re/Enterprise Partners, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ] (b)[ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
             NUMBER OF              7       SOLE VOTING POWER
              SHARES                        None /7/
                                    --------------------------------------------
           BENEFICIALLY             8       SHARED VOTING POWER
             OWNED BY                       None
                                    --------------------------------------------
               EACH                 9       SOLE DISPOSITIVE POWER
             REPORTING                      None /7/
                                    --------------------------------------------
              PERSON                10      SHARED DISPOSITIVE POWER
               WITH                         None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         None /7/

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         PN

--------------------------------------------------------------------------------

--------
/7/ Mr. James B. Rubin serves as Manager of and is responsible for the day to day investment activities of Re/Enterprise Asset Management, L.L.C. ("REAM"). Voting and dispositive power is exercised through REAM pursuant to a Subadvisory Services Agreement with M.D. Sass Associates, Inc., the managing general partner of M.D. Sass Re/Enterprise Partners, L.P. Accordingly, M.D. Sass Re/Enterprise Partners, L.P. may be deemed to share voting and dispositive power.

----------------------
CUSIP No. 12476P20               SCHEDULE 13D              Page 9 of 26 Pages
----------------------

--------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James B. Rubin /8/
         M.D. Sass Re/Enterprise - II, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ] (b)[ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
             NUMBER OF              7       SOLE VOTING POWER
              SHARES                        None /8/
                                    --------------------------------------------
           BENEFICIALLY             8       SHARED VOTING POWER
             OWNED BY                       None
                                    --------------------------------------------
               EACH                 9       SOLE DISPOSITIVE POWER
             REPORTING                      None /8/
                                    --------------------------------------------
              PERSON                10      SHARED DISPOSITIVE POWER
               WITH                         None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         None /8/

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         PN

--------------------------------------------------------------------------------


--------
/8/ Mr. James B. Rubin serves as Manager of and is responsible for the day to day investment activities of Re/Enterprise Asset Management, L.L.C. ("REAM"). Voting and dispositive power is exercised through REAM pursuant to a Subadvisory Services Agreement with M.D. Sass Investors Services, Inc., the managing general partner of M.D. Sass Re/Enterprise - II, L.P. Accordingly, M.D. Sass Re/Enterprise - II, L.P. may be deemed to share voting and dispositive power.

----------------------
CUSIP No. 12476P20               SCHEDULE 13D              Page 10 of 26 Pages
----------------------

--------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James B. Rubin /9/
         M.D. Sass Re/Enterprise International, Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ] (b)[ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         British Virgin Islands

--------------------------------------------------------------------------------
             NUMBER OF              7       SOLE VOTING POWER
              SHARES                        None /9/
                                    --------------------------------------------
           BENEFICIALLY             8       SHARED VOTING POWER
             OWNED BY                       None
                                    --------------------------------------------
               EACH                 9       SOLE DISPOSITIVE POWER
             REPORTING                      None /9/
                                    --------------------------------------------
              PERSON                10      SHARED DISPOSITIVE POWER
               WITH                         None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         None /9/

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO

--------------------------------------------------------------------------------

--------
/9/ Mr. James B. Rubin serves as Manager of and is responsible for the day to day investment activities of Resurgence Asset Management International, L.L.C. ("RAMI"). Voting and dispositive power is exercised through RAMI pursuant to a Subadvisory Services Agreement with M.D. Sass Management Inc., the investment manager of M.D. Sass Re/Enterprise International Ltd. Accordingly, M.D. Sass Re/Enterprise International, Ltd. may be deemed to share voting and dispositive power.

----------------------
CUSIP No. 12476P20               SCHEDULE 13D              Page 11 of 26 Pages
----------------------

--------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James B. Rubin /10/
         M.D. Sass Associates, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ] (b)[ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
             NUMBER OF              7       SOLE VOTING POWER
              SHARES                        None /10/
                                    --------------------------------------------
           BENEFICIALLY             8       SHARED VOTING POWER
             OWNED BY                       None
                                    --------------------------------------------
               EACH                 9       SOLE DISPOSITIVE POWER
             REPORTING                      None /10/
                                    --------------------------------------------
              PERSON                10      SHARED DISPOSITIVE POWER
               WITH                         None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         None /10/

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO

--------------------------------------------------------------------------------

--------
/10/ Mr. James B. Rubin serves as Manager of and is responsible for the day to day investment activities of Re/Enterprise Asset Management L.L.C. ("REAM"). Pursuant to a Subadvisory Services Agreement M.D. Sass Associates, Inc. has entered into with REAM, REAM exercises sole voting and dispositive power over such shares. Voting and dispositive power is exercised by M.D. Sass Associates, Inc. solely in its capacity as general partner of M.D. Sass Re/Enterprise Partners, L.P. Accordingly, M.D. Associates, Inc. may be deemed to share voting and dispositive power.

----------------------
CUSIP No. 12476P20               SCHEDULE 13D              Page 12 of 26 Pages
----------------------

--------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James B. Rubin /11/
         M.D. Sass Management, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ] (b)[ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
             NUMBER OF              7       SOLE VOTING POWER
              SHARES                        None /11/
                                    --------------------------------------------
           BENEFICIALLY             8       SHARED VOTING POWER
             OWNED BY                       None
                                    --------------------------------------------
               EACH                 9       SOLE DISPOSITIVE POWER
             REPORTING                      None /11/
                                    --------------------------------------------
              PERSON                10      SHARED DISPOSITIVE POWER
               WITH                         None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         None /11/

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO

--------------------------------------------------------------------------------

--------
/11/ Mr. James B. Rubin serves as Chief Investment Officer and is responsible for the day to day investment activities of Resurgence Asset Management International, L.L.C. ("RAMI"). Voting and dispositive power is exercised through M.D. Sass Re/Enterprise International, Ltd. Pursuant to a Subadvisory Services Agreement it has entered into with RAMI, RAMI exercises sole voting and dispositive power over such shares. Accordingly, M.D. Sass Management, Inc. may be deemed to share voting and dispositive power.

----------------------
CUSIP No. 12476P20               SCHEDULE 13D              Page 13 of 26 Pages
----------------------

--------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         James B. Rubin /12/
         M.D. Sass Investors Services, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ] (b)[ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
             NUMBER OF              7       SOLE VOTING POWER
              SHARES                        None /12/
                                    --------------------------------------------
           BENEFICIALLY             8       SHARED VOTING POWER
             OWNED BY                       None
                                    --------------------------------------------
               EACH                 9       SOLE DISPOSITIVE POWER
             REPORTING                      None /12/
                                    --------------------------------------------
              PERSON                10      SHARED DISPOSITIVE POWER
               WITH                         None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         None /12/

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO

--------------------------------------------------------------------------------

--------
/12/ Mr. James B. Rubin serves as Manager and is responsible for the day to day investment activities of Re/Enterprise Asset Management, L.L.C. ("REAM"). Voting and dispositive power is exercised solely in its capacity as general partner of M.D. Sass Re/Enterprise - II, L.P. and investment advisor to two employee benefit or retirement plans. Pursuant to a Subadvisory Services Agreement it has entered into with REAM, REAM exercises sole voting and dispositive power over such shares. Accordingly, M.D. Sass Investor Services, Inc. may be deemed to share voting and dispositive power.

----------------------
CUSIP No. 12476P20               SCHEDULE 13D              Page 14 of 26 Pages
----------------------

--------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Resurgence Parallel Fund LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ] (b)[ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware

--------------------------------------------------------------------------------
             NUMBER OF              7       SOLE VOTING POWER
              SHARES                        None
                                    --------------------------------------------
           BENEFICIALLY             8       SHARED VOTING POWER
             OWNED BY                       None
                                    --------------------------------------------
               EACH                 9       SOLE DISPOSITIVE POWER
             REPORTING                      None
                                    --------------------------------------------
              PERSON                10      SHARED DISPOSITIVE POWER
               WITH                         None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         None

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         CO

--------------------------------------------------------------------------------

----------------------
CUSIP No. 12476P20               SCHEDULE 13D              Page 15 of 26 Pages
----------------------

--------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The M.D. Sass Re/Enterprise International Irrevocable Trust II
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ] (b)[ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         British Virgin Islands

--------------------------------------------------------------------------------
             NUMBER OF              7       SOLE VOTING POWER
              SHARES                        None /13/
                                    --------------------------------------------
           BENEFICIALLY             8       SHARED VOTING POWER
             OWNED BY                       None
                                    --------------------------------------------
               EACH                 9       SOLE DISPOSITIVE POWER
             REPORTING                      None /13/
                                    --------------------------------------------
              PERSON                10      SHARED DISPOSITIVE POWER
               WITH                         None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         None /13/

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         00

--------------------------------------------------------------------------------

--------
/13/ The M.D. Sass Re/Enterprise International Irrevocable Trust II (the "Trust") owns 100% of Kingstreet Ltd. and accordingly may be deemed to share voting and dispositive power. Voting and dispositive power on behalf of the Trust is exercised through its trustees, A. Charles Levene and CITCO International Trust Company, Ltd.

----------------------
CUSIP No. 12476P20               SCHEDULE 13D              Page 16 of 26 Pages
----------------------

--------------------------------------------------------------------------------

1        NAMES OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         M.D. Sass Associates, Inc. Employees Profit Sharing Plan
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)[ ] (b)[ ]

--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        SOURCE OF FUNDS*
         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEM 2(d) or 2(e)
                                                                      [ ]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION
         New York

--------------------------------------------------------------------------------
             NUMBER OF              7       SOLE VOTING POWER
              SHARES                        None
                                    --------------------------------------------
           BENEFICIALLY             8       SHARED VOTING POWER
             OWNED BY                       None
                                    --------------------------------------------
               EACH                 9       SOLE DISPOSITIVE POWER
             REPORTING                      None
                                    --------------------------------------------
              PERSON                10      SHARED DISPOSITIVE POWER
               WITH                         None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         None

--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES*

                                                                      [ ]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON*
         EP

--------------------------------------------------------------------------------

                                  Schedule 13D

Item 1 of the Schedule 13D, "Security and Issuer," is amended and restated in its entirety as follows:

         This Statement amends the Schedule 13D dated June 15, 1999 (the "Schedule 13D"), relating to the Common Shares, $.01 par value (the "Shares"), of CAI Wireless Systems, Inc., a corporation organized under the laws of Connecticut (the "Issuer"). The principal executive offices of the Issuer are located at 18 Corporate Woods Boulevard, Albany, New York, 12211.

Item 3 of the Schedule 13D, "Source and Amount of Funds or Other Consideration," is amended to amend and restate the first paragraph therof in its entirety as follows:

         As of August 24, 1999 the Reporting Persons no longer beneficially own any shares of Common Stock.

Item 3 of the Schedule 13D, "Source and Amount of Funds or Other Consideration," is amended to amend and restate the third paragraph therof in its entirety as follows:

         Share amounts and prices of all sales of the Shares in the past sixty days are set forth on Exhibit B attached hereto.

Item 4 of the Schedule 13D, "Purpose of the Transaction," is amended to add the following:

         On August 24, 1999 the Reporting Persons sold all Shares in a private transaction.

                                   SIGNATURES

After  reasonable   inquiry  and  to  the  best  knowledge  and  belief  of  the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.


Dated:  September 9, 1999

                                         RESURGENCE ASSET MANAGEMENT, L.L.C.

                                         By: /s/James B. Rubin
                                            ---------------------
                                         Name:  James B. Rubin
                                         Title: Manager

                                         RESURGENCE ASSET MANAGEMENT
                                         INTERNATIONAL, L.L.C.

                                         By: /s/James B. Rubin
                                            ---------------------
                                         Name:  James B. Rubin
                                         Title: Manager

                                         RE/ENTERPRISE ASSET MANAGEMENT, L.L.C.

                                         By: /s/James B. Rubin
                                            ---------------------
                                         Name:  James B. Rubin
                                         Title: Manager

                                         KINGSTREET LTD.
                                         By: CTC Corporation, Ltd.,
                                         its director

                                         By: /s/A. Charles Levene
                                            ------------------------
                                         Name: A. Charles Levene
                                         Title: Authorized Signatory

                                         M.D. SASS CORPORATE
                                         RESURGENCE PARTNERS, L.P.
                                         By: Resurgence Asset Management,
                                         L.L.C., its General Partner

                                         By: /s/James B. Rubin
                                            ---------------------
                                         Name:  James B. Rubin
                                         Title: Chief Investment Officer

                                         M.D. SASS CORPORATE
                                         RESURGENCE PARTNERS INTERNATIONAL, LTD.
                                         By: Resurgence Asset Management
                                         International, L.L.C.,
                                         its Special Shareholders

                                         By: /s/James B. Rubin
                                            ---------------------
                                         Name:  James B. Rubin
                                         Title: Chief Investment Officer

                                         M.D. SASS RE/ENTERPRISE PARTNERS, L.P.
                                         By: M.D. Sass Associates, Inc., its
                                         General Partner

                                         By: /s/Martin E. Winter
                                            ---------------------
                                         Name:  Martin E. Winter
                                         Title: Senior Vice President

                                         M.D. SASS RE/ENTERPRISE - II, L.P.
                                         By: M.D. Sass Investors Services, its
                                         General Partner

                                         By: /s/Martin E. Winter
                                            ---------------------
                                         Name:  Martin E. Winter
                                         Title: Senior Vice President

                                         M.D. SASS RE/ENTERPRISE INTERNATIONAL,
                                         LTD.
                                         By: M.D. Sass Management, Inc., as
                                             investment manager

                                         By: /s/Martin E. Winter
                                            ---------------------
                                         Name:  Martin E. Winter
                                         Title: Senior Vice President

                                         M.D. SASS ASSOCIATES, INC.

                                         By: /s/Martin E. Winter
                                            ---------------------
                                         Name:  Martin E. Winter
                                         Title: Senior Vice President

                                         M.D. SASS MANAGMENT, INC.

                                         By: /s/Martin E. Winter
                                            ---------------------
                                         Name:  Martin E. Winter
                                         Title: Senior Vice President

                                         M.D. SASS INVESTORS SERVICES, INC.

                                         By: /s/Martin  E. Winter
                                            ---------------------
                                         Name:  Martin E. Winter
                                         Title: Senior Vice President

                                         RESURGENCE PARALLEL FUND LLC

                                         By: /s/Martin D. Sass
                                            ---------------------
                                         Name:  Martin D. Sass
                                         Title: Manager

                                         By: /s/Martin E. Winter
                                            ---------------------
                                         Name:  Martin E. Winter
                                         Title: Manager

                                         M.D. SASS RE/ENTERPRISE INTERNATIONAL
                                         IRREVOCABLE TRUST II

                                         By: /s/A. Charles Levene
                                            ---------------------
                                         Name:  A. Charles Levene
                                         Title: Trustee

                                         M.D. SASS ASSOCIATES, INC. EMPLOYEES
                                         PROFIT SHARING PLAN

                                         By: /s/Martin E. Winter
                                            ---------------------
                                         Name:  Martin E. Winter
                                         Title: Trustee

                                                                    EXHIBIT A

                            Agreement of Joint Filing


         Pursuant to 13d-1(f) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement on Schedule 13D (the "Statement") to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed, is filed on behalf of each of them.

IN WITNESS WHEREOF, the undersigned have executed this Agreement.


Dated:  September 9, 1999

                                         RESURGENCE ASSET MANAGEMENT, L.L.C.

                                         By: /s/James B. Rubin
                                            ---------------------
                                         Name:  James B. Rubin
                                         Title: Manager

                                         RESURGENCE ASSET MANAGEMENT
                                         INTERNATIONAL, L.L.C.

                                         By: /s/James B. Rubin
                                            ---------------------
                                         Name:  James B. Rubin
                                         Title: Manager

                                         RE/ENTERPRISE ASSET MANAGEMENT, L.L.C.

                                         By: /s/James B. Rubin
                                            ---------------------
                                         Name:  James B. Rubin
                                         Title: Manager

                                         KINGSTREET LTD.
                                         By: CTC Corporation, Ltd.,
                                         its director

                                         By: /s/A. Charles Levene
                                            ------------------------
                                         Name: A. Charles Levene
                                         Title: Authorized Signatory

                                         M.D. SASS CORPORATE
                                         RESURGENCE PARTNERS, L.P.
                                         By: Resurgence Asset Management,
                                         L.L.C., its General Partner

                                         By: /s/James B. Rubin
                                            ---------------------
                                         Name:  James B. Rubin
                                         Title: Chief Investment Officer

                                         M.D. SASS CORPORATE
                                         RESURGENCE PARTNERS INTERNATIONAL, LTD.
                                         By: Resurgence Asset Management
                                         International, L.L.C.,
                                         its Special Shareholders

                                         By: /s/James B. Rubin
                                            ---------------------
                                         Name:  James B. Rubin
                                         Title: Chief Investment Officer

                                         M.D. SASS RE/ENTERPRISE PARTNERS, L.P.
                                         By: M.D. Sass Associates, Inc., its
                                         General Partner

                                         By: /s/Martin E. Winter
                                            ---------------------
                                         Name:  Martin E. Winter
                                         Title: Senior Vice President

                                         M.D. SASS RE/ENTERPRISE - II, L.P.
                                         By: M.D. Sass Investors Services, its
                                         General Partner

                                         By: /s/Martin E. Winter
                                            ---------------------
                                         Name:  Martin E. Winter
                                         Title: Senior Vice President

                                         M.D. SASS RE/ENTERPRISE INTERNATIONAL,
                                         LTD.
                                         By: M.D. Sass Management, Inc., as
                                             investment manager

                                         By: /s/Martin E. Winter
                                            ---------------------
                                         Name:  Martin E. Winter
                                         Title: Senior Vice President

                                         M.D. SASS ASSOCIATES, INC.

                                         By: /s/Martin E. Winter
                                            ---------------------
                                         Name:  Martin E. Winter
                                         Title: Senior Vice President

                                         M.D. SASS MANAGMENT, INC.

                                         By: /s/Martin E. Winter
                                            ---------------------
                                         Name:  Martin E. Winter
                                         Title: Senior Vice President

                                         M.D. SASS INVESTORS SERVICES, INC.

                                         By: /s/Martin  E. Winter
                                            ---------------------
                                         Name:  Martin E. Winter
                                         Title: Senior Vice President

                                         RESURGENCE PARALLEL FUND LLC

                                         By: /s/Martin D. Sass
                                            ---------------------
                                         Name:  Martin D. Sass
                                         Title: Manager

                                         By: /s/Martin E. Winter
                                            ---------------------
                                         Name:  Martin E. Winter
                                         Title: Manager

                                         M.D. SASS RE/ENTERPRISE INTERNATIONAL
                                         IRREVOCABLE TRUST II

                                         By: /s/A. Charles Levene
                                            ---------------------
                                         Name:  A. Charles Levene
                                         Title: Trustee

                                         M.D. SASS ASSOCIATES, INC. EMPLOYEES
                                         PROFIT SHARING PLAN

                                         By: /s/Martin E. Winter
                                            ---------------------
                                         Name:  Martin E. Winter
                                         Title: Trustee

                                                                       EXHIBIT B


                             TRANSACTIONS IN COMMON
                          STOCK OF CAI WIRELESS SYSTEMS
                          DURING THE PRECEDING 60 DAYS

Shares Sold by Resurgence Asset Management, L.L.C.

                    Number of
                    Shares
Date                Sold                Total Cost
----                ---------           ----------
8/24/99             582,947             $16,322,516


Shares Sold by Resurgence Asset Management International, L.L.C.

                    Number of
                    Shares
Date                Sold                Total Cost
----                ---------           ----------
8/24/99             386,687             $10,827,236


Shares Sold by Re/Enterprise Asset Management, L.L.C.

                    Number of
                    Shares
Date                Sold                Total Cost
----                ---------           ----------
8/24/99             628,206            $17,589,768


Shares Sold by M.D. Sass Re/Enterprise International, Ltd.

                    Number of
                    Shares
Date                Sold                Total Cost
----                ---------           ----------
8/24/99             87,684              $2,455,152


Shares Sold by Kingstreet Limited

                    Number of
                    Shares
Date                Sold                Total Cost
----                ---------           ----------
8/24/99             7,792               $218,176

Shares Sold by M.D. Sass Corporate Resurgence Partners, L.P.

                    Number of
                    Shares
Date                Sold                Total Cost
----                ---------           ----------
8/24/99             582,947             $16,322,516


Shares Sold by M.D. Sass Corporate Resurgence International, Ltd.

                    Number of
                    Shares
Date                Sold                Total Cost
----                ---------           ----------
8/24/99             299,003             $8,372,084

Shares Sold by M.D. Sass Re/Enterprise Partners, L.P.

                    Number of
                    Shares
Date                Sold                Total Cost
----                ---------           ----------
8/24/99             140,459             $3,932,852


Shares Sold by M.D. Sass Re/Enterprise - II, L.P.

                    Number of
                    Shares
Date                Sold                Total Cost
----                ---------           ----------
8/24/99             32,806              $918,568


Shares Sold by M.D. Sass Associates, Iac.

                    Number of
                    Shares
Date                Sold                Total Cost
----                ---------           ----------
8/24/99             628,206             $17,589,768


Shares Sold by M.D. Sass Management, Inc.

                    Number of
                    Shares
Date                Sold                Total Cost
----                ---------           ----------
8/24/99             87,684              $2,455,152


Shares Sold by M.D. Sass Investors Services, Inc.

                    Number of
                    Shares
Date                Sold                Total Cost
----                ---------           ----------
8/24/99             454,941             $12,738,348

Shares Sold by M.D. Sass Associates, Inc. Employee Profit
Sharing Plan

                    Number of
                    Shares
Date                Sold                Total Cost
----                ---------           ----------
8/24/99             6,526               $182,728

Shares Sold by the Resurgence Parallel Fund, LLC.

                    Number of
                    Shares
Date                Sold                Total Cost
----                ---------           ----------
8/24/99             20,356              $569,968


Shares Sold by the M.D. Sass Re/Enterprise International
Irrevocable Trust II

                    Number of
                    Shares
Date                Sold                Total Cost
----                ---------           ----------
8/24/99             7,792               $218,716